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                                                                  Exhibit 11(c)


                              DEPOSITARY AGREEMENT


                                                                  August 1, 1997

Securities Transfer Corporation
16910 Dallas Parkway, Suite 100
Dallas, TX 75248
Attention:  George Johnson


Dear Sirs:

Northport Operating Company LC (the "Offeror") is inviting the shareholders of Great Eastern Energy and Development Corporation ("Great Eastern") to tender all of the outstanding shares of Great Eastern common stock, par value $.10 per share (the "Shares"), upon the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal annexed hereto as Exhibits A and B, respectively (collectively, the "Offer").

The Offeror hereby appoints Securities Transfer Corporation ("you" or the "Depositary") to act as Depositary in connection with the Offer. For services rendered as Depositary hereunder, you shall be entitled to the compensation set forth on Schedule I attached hereto.

The Offer is being made by the Offeror to all holders of Shares on or about August 5, 1997. The Letter of Transmittal that will accompany the Offer to Purchase is to be used by the stockholders of the Offeror to accept the Offer, and contains instructions with respect to the delivery of certificates for Shares tendered.

In carrying out your duties as Depositary, you agree to act in accordance with the following:

1. The Offer shall expire at 5:00 p.m., Central Daylight Time on September 1, 1997 (the "Initial Expiration Date"), or at any subsequent time to which the Offeror may extend the Offer. The Offeror expressly reserves the right to extend the Offer from time to time. The Offer may be extended by the Offeror giving oral or written notice to you before 8:00 a.m. central daylight time, on the business day following the Initial Expiration Date or any subsequent scheduled expiration date. The later of the Initial Expiration Date or the latest time and date to which the offer may be so extended is herein referred to as the "Expiration Date."

2. You will immediately establish an account with the various Book-Entry Facilities for purposes of the Offer and any financial institution that is a participant in any of the systems of the Book-Entry Transfer Facilities may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facilities to transfer such Shares into the account maintained by you pursuant to this paragraph in accordance



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     with procedures for such transfer.  However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents must, in any case, be received by you in order for Shares to be properly tendered.

3. You are to examine the Notices of Guaranteed Delivery, Letters of Transmittal, certificates for Shares ("Share Certificates") and other documents delivered or mailed to you to ascertain whether the Letters of Transmittal or other documents are filled out and executed in accordance with instructions set forth therein. In each case where the Letter of Transmittal or other document has been improperly filled out or executed or, for any other reason, is not in proper form, or some other irregularity in connection with the acceptance of the Offer exists, you will notify the Offeror of such matter and endeavor to take such action as may be necessary to cause such irregularity to be corrected to the satisfaction of the Offeror.

     With the written approval of an Officer of the Offeror, or any party designated by the Offeror, you are authorized to waive irregularities in connection with the acceptance of the Offer.

4. If a stockholder desires to tender shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach you on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be deemed to be tendered if all the following guaranteed delivery procedures are fully complied with:

     (i) such tender is made by or through an Eligible Institution (as defined in the Offer);

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Depositary, is received by you as provided below, on or prior to the Expiration Date; and

     (iii) the Share Certificates or a Book-Entry Confirmation (as defined in the Offer) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's message (as defined in the Offer)) and any other documents required by the Letter of Transmittal are received by you within three business days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to you and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

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     Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by you of Share Certificates for, or of Book-Entry Confirmations with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of book-entry transfer of Shares, an Agent's message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by you or Book-Entry Confirmations of such Shares are received into your account at the Book-Entry Facility.

5. The Offeror will purchase Shares duly tendered on the terms and subject to the conditions set forth in the Offer. Payment for Shares duly tendered and purchased pursuant to the Offer will be made by check on behalf of the Offeror by you as soon as practicable after notice of acceptance of said Shares by the Offeror is received by you. Federal Funds will be deposited with you 24 hours before the day checks are mailed or delivered by you. The Offeror will wire funds to: Duncanville National Bank, P. O. Box 381910, Duncanville, Texas 75138, for the account of Securities Transfer Corporation, as Escrow Agent.

6. Shares tendered pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore purchased by the Offeror, may also be withdrawn at any time after October 4, 1997, if not accepted for purchase. See the Offer to Purchase for further details.

7. The Offeror shall not be required to purchase any Shares tendered if any of the conditions set forth in the Offer are not met. Notice of any decision by the Offeror not to purchase or pay for any shares tendered shall be given (and confirmed in writing) by the Offeror to you.

8. If, pursuant to the Offer, the Offeror does not accept for purchase all or part of the Shares tendered, you shall promptly return the deposited certificates for Shares, with any related required documents and the Letter of Transmittal relating thereto that are in your possession, to the persons who deposited same, together with a notice explaining the reasons for their return.

9. Certificates for unpurchased Shares shall be forwarded by (a) first class mail under a blanket surety bond protecting you and the Offeror from loss or liability arising out of the non-


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     receipt or non-delivery of such certificates for Shares, or (b) by registered mail insured separately for the replacement value of such certificates for Shares.

10.  As Depositary hereunder, you:

     a. shall have no duties or obligations other than those specifically set forth herein or in Exhibits A or B;

     b. will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any stock certificates or the Shares represented thereby deposited with you hereunder, and will not be required to and will make no representation as to the validity, value or genuineness of the Offer;

     c. shall not be obligated to take any legal action hereunder which might, in your judgment, involve any expense or liability, unless you shall have been furnished with such indemnity as shall be reasonably satisfactory to you;

     d. may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

     e. may rely on and shall be protected in acting upon written instructions from John Vaughan, who is an officer of the Offeror;

     f. may consult counsel satisfactory to you (including counsel for the Offeror) and the opinion of such counsel shall be full and complete authorization and protection in respect to any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel; and

     g. shall not be called upon at any time to advise any person tendering hereunder as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Share.

11. At 5:00 p.m. central daylight time, or as promptly as practicable thereafter, daily or more frequently if requested as to major tally figures, you shall advise the party named below by telephone or by facsimile transmission as to (i) the number of Shares duly tendered; (ii) the number of Shares defectively tendered and the nature of the defects;
     (iii) the number of Shares duly tendered represented by certificates


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     physically held by you; (iv) the number of Shares represented by Notice of
     Guaranteed Delivery; (v) the number of Shares withdrawn on such day; and
     (vi) the cumulative totals of Shares in categories (i) through (v) above through 12:00 noon on such day:

     (a)  Mr. John Vaughan
          Telephone No. 405-848-1212
          Facsimile No. 405-840-2528

     (b)  Mr. Richard Marcus
          Telephone No. 214-373-0024
          Facsimile No. 214-696-2622

     You shall also furnish to the above persons a written report by facsimile transmission confirming any of the above information which has been communicated orally by telephone on the day following any such oral communication.

     You shall cooperate with and furnish to the Offeror, Southwest Merchant Group and any other organization (and its representatives) designated by the Offeror, such other information on the tendering stockholders as may be reasonably requested from time to time.

     You shall furnish to the Offeror, upon request, master lists of Shares tendered for purchase, including an A to Z list of the tendering stockholders.

     You are also authorized and directed to provide the persons listed above or any other person designated by such person with such other information relating to the Shares, the Offer to Purchase, Letter of Transmittal, and Notice of Guaranteed Delivery as the Offeror or such person(s) may reasonably request from time to time.

12. All shares duly purchased by the Offeror pursuant to the Offer should be canceled.

13. You are not authorized to offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

14. Letters of Transmittal shall be stamped by you as to the date of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Offeror.

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15.  Any inconsistency between this agreement, on the one hand, and the Offer to
     Purchase and Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Offer to Purchase and Letter of Transmittal, except with respect to the duties, liabilities and indemnification of you as Depositary.

16. The Offeror covenants and agrees to indemnify and hold you harmless against any loss, liability or expenses incurred without gross negligence or bad faith on your part arising out of or in connection with the administration of your duties hereunder, including the cost and expenses of defending yourself against any claim or liability in the premises.

17. This agreement and appointment as Depositary shall be construed and enforced in accordance with the laws of the State of Texas, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. This agreement is intended for the benefit of the parties hereto and is not intended to confer upon any other person or entity any rights or remedies. THIS AGREEMENT MAY NOT BE MODIFIED ORALLY.

18. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

19. You will arrange to comply with IRS regulations with regard to obtaining certified Tax Identification Numbers (TIN). We understand that you are required to deduct 31% on payments (a) to non-exempt holders who have not supplied their correct TIN and the required certification and (b) to holders as to whom you have been instructed by the IRS to deduct. You will forward appropriate funds to the IRS.

     For further information, refer to Instruction 8 regarding backup withholding and Substitute Form W-9 in the Letter of Transmittal annexed hereto as Exhibit B.

20. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Offer.

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     Please indicate your agreement with the foregoing by signing and returning the enclosed copy of this Depositary Agreement.

                              Sincerely,

                              NORTHPORT OPERATING COMPANY LC



                              By:  /s/ John Vaughn
                                 -------------------------------------
                                   Its   Vice President
                                       -------------------------------


SECURITIES TRANSFER CORPORATION

By:  /s/ George Johnson
   ----------------------------
Its: Vice President
    ---------------------------











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                         SECURITIES TRANSFER CORPORATION
                                  (Schedule I)

                       *DEPOSITARY AGREEMENT FEE SCHEDULE*

SPECIAL SERVICES

Depositary Appointment Fee . . . . . $2,500.00 (paid at the time of appointment)
Processing fee per shareholder . . . . . . . . . . . . . . .9.00 per shareholder
Processing & printing checks . . . . . . . . . . . . . . . . . . . . . .Included
1099 preparation & mailing . . . . . . . . . . . . . . . . . . . . . . .Included
IRS electronic filing. . . . . . . . . . . . . . . . . . . . . . . . . .Included
Establish & reconcile escrow account . . . . . . . . . . . . . . . . . .Included

*Also included will be any processing and re-issuance of stock certificates with the company's transfer agent (any transfer fee charged by the current Transfer Agent will be at additional cost.)

MAILING SERVICES

1.   Postage at cost.  Payment for postage must be received prior to mailing date.
2.   Affix labels. . . . . . . . . . . . . . . . . . . . . . . . . . . . . $0.05
3.   Fold or inserting of mailing material . . . . . . . . . . . 0.05 each piece
4.   Collating . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .0.01
5.   Meter of postage. . . . . . . . . . . . . . . . . . . . . . . . . . . .0.01
6.   Sealing by hand . . . . . . . . . . . . . . . . . . . . . . . . . . . .0.01
7.   9x12 envelopes. . . . . . . . . . . . . . . . . . . . . . . . . . 0.10 each



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